Exhibit (10)G(iii)

ECOLAB INC.

1995 NON-EMPLOYEE DIRECTOR

STOCK OPTION PLAN

AMENDMENT NO. 2

Pursuant to Paragraph 7 of the Ecolab Inc. 1995 Non-Employee Director Stock Option Plan (“Plan”) and resolutions of the Company’s Board of Directors, dated May 11, 2001, the Company amends the Plan as set forth below.  Words and phrases used herein with initial capital letters which are defined in the Plan are used here as so defined.

1.               Section 5(b)(vi) of the Plan is amended in its entirety to read as follows:

“(vi)  Payment of Exercise Price.  The total purchase price of the shares to be purchased may be paid entirely in cash (including check, bank draft or money order), by tendering a broker exercise notice, by tendering, or by attestation as to ownership of, shares of the Company’s Common Stock already owned by the Optionee (“Previously Acquired Shares”), or by a combination thereof; provided, however, that any such Previously Acquired Shares tendered or attested to by an Optionee must be “mature” shares, as such term may be defined from time-to-time by the Financial Accounting Standards Board or any successor body and otherwise acceptable to avoid a charge or expense for the purposes of financial reporting.  For purposes of such payment, Previously Acquired Shares will be valued at their Fair Market Value on the exercise date.”

2.               Section 5(b)(ix) of the Plan is amended in its entirety to read as follows:

“(ix)  Withholding.  The Company may require an Optionee to promptly pay the Company the amount of any federal, state or local withholding or other employee-related tax attributable to the Optionee’s exercise of an Option before acting on the Optionee’s notice of exercise of the Option.  An Optionee may satisfy any such withholding or employment-related tax obligation by tendering a broker exercise notice, by tendering or attesting to ownership of Previously Acquired Shares or by electing to withhold shares of Common Stock that are to be issued upon exercise of an Option, or by a combination of such methods, provided that (i) amounts withheld shall not exceed the Company’s statutory minimum withholding obligation for federal and state tax purposes, including payroll taxes, and (ii) any use of Previously Acquired Shares or withholding shall be otherwise acceptable to avoid a charge or expense for financial reporting purposes.  For purposes of satisfying an Optionee’s withholding or employment-related tax obligation,

Previously Acquired Shares tendered or covered by an attestation and shares withheld shall be valued at their Fair Market Value on the exercise date.”

3.               This amendment shall be effective as of May 11, 2001.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers and its corporate seal affixed, as of May 11, 2001.

ECOLAB INC.

(Seal)		By:	/s/ Lawrence T. Bell
Lawrence T. Bell Senior Vice President-Law and General Counsel

Attest:	/s/ Sheila B. Holt
Sheila B. Holt